Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-41437 and 333-87378) and on Form S-8 (Nos. 333-38912, 333-61925 and 333-122172) of Forest City Enterprises, Inc. of our report dated March 22, 2006 relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.
PricewaterhouseCoopers LLP
Cleveland, OH
March 28, 2006